Exhibit 99.1

Wednesday, May 1, 2013

Advant-e Corporation Announces Filing of Form 15 with Securities Exchange Commission

DAYTON, Ohio, May 1, 2013 — Advant-e Corporation (OTCQB: ADVC) today announced that its Board of Directors has authorized the filing of a Form 15 with the Securities and Exchange Commission (“SEC”) on May 2, 2013 to terminate the registration of its common stock and suspend reporting requirements under the Securities Exchange Act of 1934, as amended. The Company is eligible to terminate registration because it has fewer than 500 shareholders of record and has had less than $10 Million in total assets on the last day of its last three fiscal years.

The Board approved these actions and the decision to voluntarily suspend its public reporting obligations due to many factors, including the Company’s size and the lack of sufficient liquidity in the market for its common stock, but also the high cost of complying with SEC rules, regulations and procedures and eliminating the requirement to disclose certain competitive business information.

The Form 15 will become effective within 90 days after filing if there are no objections from the SEC. The Company’s SEC reporting obligations, including the obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, will be immediately suspended upon the filing of the Form 15. If the SEC denies the effectiveness of the Form 15, the Company will file all required reports within 60 days.

The Company expects that, as a result of the Form 15 filing, its common stock will be removed from trading on the OTCQB Marketplace. Shares may begin trading on the OTCPink Marketplace, but there can be no assurance that there will be a market for the Company’s securities.

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

The information in this news release includes certain forward looking statements that are based current expectations that involve a number of significant risks and uncertainties. Advant-e cautions investors not to place undue reliance on forward-looking statements because there can be no assurance that the forward-looking statements will prove to be correct and actual results could differ materially. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Advant-e undertakes no obligation to publicly update forward-looking statements at any time in the future.